UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMREP CORPORATION

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August 1, 2024

To Our Owners:

Our headline financial results for 2024 included $51.4 million in revenues, $10.7 million in net cash provided by operating activities and $6.7 million in net income. Highlights of the year included:

•	Core Businesses: We generated developed residential land sale revenues of $18.5 million and our homebuilding segment closed on the sale of 36 homes with $17.2 million in revenues. This performance took place in an operating environment with mortgage rates at 20-year highs and input costs at sustained high levels. During 2024, we continued to moderate the number and scope of our active land development projects and delayed proceeding with certain new land development projects due to market headwinds and uncertainty, entitlement delays and infrastructure availability.

•	Other Property: We generated undeveloped land sale revenues of $7.8 million, which included the sale of our land inventory in Brighton, Colorado. We generated developed commercial land sale revenues of $550,000 with sales of 1.5 acres of developed commercial land in New Mexico.

•	Pension: We terminated our defined benefit pension plan and the liabilities thereunder were assumed by an insurance company through an annuity purchase.

•	Taxes: We utilized $1.5 million of our $12.5 million deferred tax asset, leaving $11.0 million of deferred tax assets available to reduce future income taxes that would otherwise be payable.

•	Inventory and Investment Assets: We increased our real estate inventory and investment assets by $756,000 in connection with the production of finished residential lots and homes and acquisitions of land to supplement our current land holdings.

•	Cash Position: Our cash position as of April 30, 2024 was $29.7 million. We were able to limit our debt financing needs by relying on cash flow from operations and available cash.

We encourage you to read our annual report on Form 10-K to understand the details of these results.

Our core areas of focus today are to monetize our land assets in Rio Rancho, New Mexico and to become a leading homebuilder in the Rio Rancho area. We categorize our land assets, which we sell both to third party homebuilders and to our own homebuilding operations, based on contiguous ownership and availability of entitlements or infrastructure as follows:

•	Land where we have high contiguous ownership:

o	Property with a meaningful level of completed or planned entitlements or infrastructure: These properties include existing and planned residential subdivisions and commercial properties and are in various stages of readiness for monetization, ranging from ready for immediate sale to multiple years of required work prior to sale. We also target expanding our inventory of property in this category through strategic land acquisitions.

AMREP CORPORATION
850 West Chester Pike, Suite 205 ● Havertown, Pennsylvania 19083

o	Property without a meaningful level of completed or planned entitlements or infrastructure: The majority of these properties are expected to be used for residential purposes, but may be a significant distance from infrastructure required for a subdivision (requiring significant commitments from us, local government and infrastructure authorities), may be dependent on the completion of other projects or may require the acquisition of additional lots to fill-in ownership gaps in order to have a viable subdivision.

•	Land where we have low contiguous ownership:

o	Scattered lots near power and water infrastructure: We have made continuing efforts to systematically monetize these lots through our internal homebuilding operations and through strategic sales.

o	Scattered lots not near power and water infrastructure: We aim to sell these lots in their as-is condition. The pace of sales of such lots is slow given the lack of demand in the market.

A significant limiting factor for the monetization of our land assets is the number of expected residential building permits that can be reasonably achieved each year in Rio Rancho and the percentage of those permits we would expect to be situated on our lots or in one of our subdivisions. For example, single family residential permits in Rio Rancho averaged 812 homes per year during the 5 most recent calendar years of 2019 through 2023 and 660 homes per year during the 10 most recent calendar years of 2014 through 2023.

The systematic monetization of our land assets matches our continued focus on delivering sustainable and growing profitability that will benefit long-term holders of our common stock. As we have said in the past, our strategy is to be a leading New Mexico real estate company focused on sustainable long-term success and profitability through careful advance planning and meticulous project execution.

We continue to leverage our talented and highly dedicated team of employees to expand our operations through homebuilding, land development and other value-added real estate capabilities. Our strategy and operations are intended to generate strong future returns on capital and maximize per share equity value on a long-term basis.

We appreciate your continued support.

Sincerely,

Christopher V. Vitale President and Chief Executive Officer	Edward B. Cloues, II Chairman of the Board